Exhibit 10.5

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made as of October 14, 2020, by and between Eventer Technologies Ltd., an Israeli company (the “Company”) and Medigus Ltd. (the “Investor”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to raise capital by means of issuance of the Company’s Ordinary Shares, nominal value NIS 0.1 per share (the “Ordinary Shares”) to the Investor, at a purchase price of US$2.305777 per each Ordinary Share (the “Ordinary Share PPS”); and

WHEREAS, the Investor desires to purchase and the Company desires to issue and sell to the Investor the Ordinary Shares pursuant to the terms and conditions more fully set forth in this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. PURCHASE AND SALE OF PURCHASED SHARES.

1.1 Sale and Issuance of Shares. Subject to the satisfaction of the closing conditions set forth in Section 5 hereof, at the Closing (as defined below), the Company shall issue and sell to the Investor, and the Investor shall purchase, from the Company, according to the allocation set forth in Exhibit A attached hereto, for an aggregate purchase price of US$750,000 (the “Purchase Price”), an aggregate of 325,270 Ordinary Shares (the “Purchased Shares”) at the Ordinary Share PPS, representing 50.01% of the Company’s share capital on a Fully Diluted Basis (the “Investor Closing Holdings”) reflecting a pre-money valuation on a Fully-Diluted Basis (as defined below) of US$749,600.

The capitalization table of the Company, reflecting the issued and outstanding share capital of the Company on a Fully Diluted Basis, immediately prior to Closing and immediately following the Closing, assuming the investment of the Purchase Price, is attached hereto as Exhibit B (the “Capitalization Table”).

In this Agreement, “Fully-Diluted Basis” shall mean all issued and outstanding shares of the Company, including but not limited to (i) all Ordinary Shares; (ii) all securities convertible or exercisable into shares (being deemed so converted); (iii) all convertible investments, financings or loans (being deemed so converted); (iv) all options, warrants and other rights to acquire shares or other securities exercisable for shares (being deemed allocated and so exercised) (excluding the Allocated Option and Anti-Dilution Protection Shares); and (v) any adjustments of the number of issued shares triggered by or in connection with the transaction contemplated by this Agreement (if any), including anti-dilution adjustment.

Notwithstanding the aforesaid, with respect to the (a) reservation of 74,100 options to purchase Ordinary Shares for options and other equity awards promised to such persons and entities listed in Schedule 1.1 (the “Allocated Options”), and (b) an additional reservation of 8,410 Ordinary Shares which may be issued upon issuance of certain of the Allocated Options, all as described in Schedule 1.1 (the “Anti-Dilution Protection Shares”), if any shares shall be issued following the exercise of any Allocated Options and if any Anti-Dilution Protection Shares shall be issued, then the Company shall issue to the Investor, for no additional consideration and with no other action required on the part of the Company or the Investor, such number of Ordinary Shares that would result in no dilution of the Investor’s proportionate holding in the Company due to any such issuances (i.e. the Investor’s holding shall not fall below the Investor Closing Holdings, except to the extent such dilution results from further issuances approved in accordance with the Restated Articles) (the “Adjustment Shares”) and the Company shall deliver to the Investor a share certificate representing such Adjustment Shares, register the Adjustment Shares in the Company’s Shareholders Register and file all required notices with the Israeli Registrar of Companies. The Adjustment Shares shall be deemed, for all purposes, as “Purchased Shares” that have been issued as of the Closing.

1.2 Closing. The consummation of the transactions contemplated hereby, including the purchase and sale of the Purchased Shares (the “Closing”) shall take place remotely via the exchange of documents and signatures, at such time and place as the Company and Investor mutually agree upon (such designated time and place, the “Closing Date”). The Closing shall be subject to the conditions of Section 5 below, which conditions shall be deemed to take place simultaneously and no transaction described in such sections shall be deemed to have been completed or any document delivered until all such transactions have been completed and all such required documents delivered.

1.3 Restated Articles. The Company shall adopt on or before the Closing the Amended and Restated Articles of Association in the form attached hereto as Exhibit C (the “Restated Articles”). The Purchased Shares shall have and confer upon the holders thereof the rights, preferences, privileges and restrictions set forth in the Restated Articles, as may be amended from time to time in accordance with their terms.

1.4 Second Tranche Closing.

(a) If following the Closing, the Company shall determine that the EBIDTA set forth in Schedule 1.4 has been achieved, in whole or in part (in which case, the rate of achievement shall be stated) (the “Milestone Conditions”), the Company shall deliver a written notice (a “Second Tranche Notification”) to the Investor that a closing of the purchase and sale of 1 additional Ordinary Share (the “Second Tranche Closing Share”) (the “Second Tranche Closing”) is to take place pursuant to this Subsection 1.4. The Second Tranche Notification shall include the proposed date for the Second Tranche Closing, which date shall be no earlier than fourteen (14) days after the date of the Second Tranche Notification. Subject to the terms and conditions of this Agreement and at the Second Tranche Closing, the Company shall sell and issue to the Investor and the Investor shall purchase at the Second Tranche Closing the Second Tranche Closing Share against payment of US$250,000 or a proportionate portion thereof, in accordance with the level of achievement of the Milestone Conditions (the “Second Tranche Amount”), by wire transfer to a bank account designated by the Company. Notwithstanding the foregoing, in lieu of the issuance of the Second Tranche Closing, the Parties may mutually agree to apply an additional premium on account of the Purchased Shares. In case of issuance of the Second Tranche Closing Share, all shares held by the Investor shall be deemed to have effective price per share equal to the total amount of the Purchase Price and the Second Tranche Amount divided by the total number of shares purchased by the Investor.

The initial consideration and determination whether or not the Milestone Conditions shall have been achieved shall be made by the directors of the Company excluding the Medigus Directors (as defined in the Restated Articles). Upon receipt of the Second Tranche Notification, the Investor may ask for any information and clarifications it deems necessary to determine whether the Milestone Conditions have been met, and it may also respond with an objection to the Second Tranche Notification based on its position that the Milestone Conditions have not been achieved. In such case of disagreement, the parties may refer the matter to an arbitrator to be mutually agreed upon, and in case of disagreement, the matter would be dealt with pursuant to the provisions of Section 8.5 of this Agreement. The Investor shall not be required to pay any portion of the Second Tranche Amount until a non-appealable decision has been made. In all such actions, the Medigus Directors shall not be involved in their capacities as directors, in any actions taken by the Company with respect to the Second Tranche Closing.

(b) The Investor’s obligation to transfer the Second Tranche Amount and purchase the Second Tranche Closing Share at the Second Tranche Closing may be satisfied by any person or entity that is a Permited Transferee of the Investor (as such term is defined in the Restated Articles) (the “Additional Investor”), subject to compliance with the provisions of Section 20.1.1 of the Restated Articles, applied as if this is a Transfer; provided, that the Investor alone shall remain the party to this Agreement, such as for purposes of the Share Exchange Option Agreement, the Information Rights Agreement, etc.; provided however that the Additional Investor shall provide a letter of confirmation regarding the provisions of Section 3 of this Agreement.

(c) For any and all purposes under this Agreement and any other Transaction Documents, the date of issuance of the Second Tranche Closing Share shall be deemed to be the date of Closing, specifically for purposes of the provisions of Section 7 of this Agreement.

(d) Notwithstanding the foregoing, the obligations of the Investor under this Subsection 1.4 shall terminate and be of no further force or effect upon the earlier of (i) December 31, 2023, or (ii) immediately prior to the consummation of a Deemed Liquidation (as defined in the Restated Articles).

1.5 Closing Deliverables.

(a) At the Closing, the Company shall deliver to the Investor:

(i) True and correct copies of written resolutions, or minutes of a meeting, of the Board, approving and adopting in all respects the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including, among others, (i) authorizing the issuance and sale of the Purchased Shares against payment of the purchase price therefor; (ii) the approval of the execution, delivery and performance by the Company of all agreements contemplated herein to which the Company is party and any agreements, instruments or documents ancillary thereto; (iii) reservation of 74,100 Ordinary Shares for issuance to directors, officers, consultants and employees of the Company or its subsidiaries; (iv) reservation of 8,410 Ordinary Shares for issuance pursuant to the provisions of Schedule 1.1; and (iv) the adoption of new signatory rights; all in the form attached hereto as Schedule 1.5(a)(i);

(ii) True and correct copies of written resolutions, or minutes of meeting, of the Company’s shareholders approving and adopting in all respects the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including, among others, (i) the adoption of the Restated Articles as an amendment and restatement of the existing Articles of Association of the Company as in effect prior to the Closing; and (ii) the approval of the execution, delivery and performance by the Company of all agreements contemplated herein to which the Company is party and any agreements, instruments or documents ancillary thereto; all in the form attached hereto as Schedule 1.5(a)(ii);

(iii) A copy of the Restated Articles;

(iv) The Share Exchange Option Agreement, in the form attached hereto as Exhibit D (the “Share Exchange Option Agreement”), duly executed by the Company and certain of its shareholders;

(v) A duly executed share certificate representing the Purchased Shares issued to the Investor at the Closing in the name of the Investor, in the form attached hereto as Schedule 1.5(a)(v);

(vi) A copy of the register of shareholders of the Company (the “Shareholders Register”), certified by an executive officer of the Company and prepared in accordance with Section 130 of the Companies Law, 5759–1999, as amended (the “Companies Law”), in which the Purchased Shares issued at the Closing are registered in the name of the Investor, in the form attached hereto as Schedule 1.5(a)(vi);

(vii) Duly completed notices to the Israeli Registrar of Companies, in the forms attached hereto as Schedule 1.5(vii), ready for immediate filing, as are required for all matters arising from this Agreement and the transactions contemplated hereby (including, of the issuance of the Purchased Shares at the Closing, the adoption of the Restated Articles and the changes to the composition of the Board);

(viii) True and correct copies of all waivers of preemptive rights (if the period for exercise of such right has not lapsed in accordance with its terms) by all holders of such rights, with respect to this Agreement and the transactions contemplated hereby;

(ix) Deleted

(x) Director indemnification agreements with the members of the Board, including the director(s) appointed by the Investor (the “Indemnification Agreement”), duly approved by the Board and shareholders and executed by the Company, in the form attached hereto as Schedule 1.5(a)(x);

(xi) Information Rights Agreement, dated as of the Closing, duly executed by the Company, in the form attached hereto as Schedule 1.5(a)(xi);

(xii) a certificate duly executed by an executive officer of the Company as of the Closing stating that the conditions specified in Section 5 have been satisfied, in the form attached hereto as Schedule 1.5(a)(xii); and

(xiii) an executed copy of the Revolving Promissory Note, in the form attached hereto as Schedule 1.5(a)(xiii) (the “Revolving Promissory Note”).

(b) At the Closing, the Investor shall deliver to the Company:

(i) The Share Exchange Option Agreement;

(ii) Any identification documents required for the purpose of making the filings required under Section 1.5(a)(vii);

(iii) The Indemnification Agreement, duly executed by the director appointed by the Investor; and

(iv) The Revolving Promissory Note, duly executed by the Investor.

1.6 Purchase Price. At the Closing, the Investor shall transfer to the Company the Purchase Price to be invested at the Closing by wire transfer of immediately available funds according to the Company’s wire instructions (details of which will be provided by the Company in writing prior to the Closing).

1.7 Adjustment of Shenhav-Eventer LP’s Holdings. Immediately prior to the Closing, Shenhav-Eventer LP shall be issued 14,500 additional Ordinary Shares of the Company, as compensation for their dilution by the purchase of shares by the Investor.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to the Investor that, except as set forth on the Disclosure Schedule delivered to the Company on the date hereof (the “Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true, correct and complete as of the date hereof and as of the Closing (as if made on the Closing Date); except, in each case, as to such representations and warranties that address matters as of a particular date, which are true, correct and complete only as of such date. The Disclosure Schedule is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the information set forth in any one in any section or subsection of the Disclosure Schedule applies to and qualifies (a) the representation and warranty set forth in this Agreement to which it corresponds, and (b) whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Agreement for which it is reasonably apparent on its face that such information is relevant to such other section.

“Material Adverse Effect” means a material and adverse affect on the assets, properties, conditions (financial or otherwise), operating results or business of the Company, as currently conducted and as currently proposed to be conducted.

2.1 Organization. The Company is a company duly organized and validly existing under the laws of the State of Israel, is not a “breaching company” (within the meaning of Section 362.A of the Israeli Companies Law) and has all requisite corporate power and authority to carry on its business as currently conducted and as currently proposed to be conducted.

2.2 Capitalization.

(a) The authorized share capital of the Company is or will be on or immediately prior to the Closing (but following the adoption of the Restated Articles), as set forth in the Restated Articles, and such number of shares of each class as set forth in the Capitalization Table are or shall be (as of the Closing) issued and outstanding.

(b) The outstanding securities of the Company, on a Fully-Diluted Basis, are owned by and registered in the names of such security holders, and in such numbers as specified in the Capitalization Table and in Section 2.2(b) of the Disclosure Schedule.

(c) The Board has reserved 74,100 Ordinary Shares prior to the Closing for issuance of, and grant of options or other equity awards exercisable into, Ordinary Shares of the Company to directors, officers, employees, consultants and service providers of the Company or its subsidiaries under the Company’s 2017 Employee Share Option Plan or under other grant agreements and schemes (the “Plan” and the “ESOP Pool”, respectively), all of which have been allocated and/or promised. The Company has furnished to the Investor complete and accurate copies of the Plan and forms of agreements adopted thereunder. Section 2.2(c) of the Disclosure Schedule sets forth for each outstanding or promised option or equity award: (i) the name of the holder thereof; (ii) the exercise price, (iii) the vesting commencement date and vesting schedule (and any acceleration terms, if any); (iii) whether each such option or award was granted and is subject to tax pursuant to Section 3(i) or Section 102 of the Israeli Income Tax Ordinance [New Version], 1961 (and specifying the subsection of Section 102) or tax regimes of other jurisdictions.

(d) The issued and outstanding shares of the Company were duly and validly authorized and issued, fully paid and non-assessable, and offered and issued in compliance with the provisions of the Company’s Articles of Association as in effect at the time of each such issuance and in compliance with all applicable corporate and securities laws. None of the issued and outstanding shares of the Company was offered or sold in such a manner as to make the offer, issuance or sale of such shares not exempted from registration requirements under applicable securities law.

(e) Except for the preemptive rights and bring-along provisions under applicable law or in the Restated Articles, there are no outstanding share capital, options, warrants, rights (including conversion, preemptive rights, rights of first refusal or similar rights) or agreements for the purchase from the Company of any of its share capital, or any securities convertible into or exchangeable for shares of the Company (whether now or hereinafter authorized or issued), other than as set forth in the Capitalization Table, or that could require the Company or a shareholder of the Company to issue, sell, transfer or otherwise cause to be outstanding any of the Company’s share capital or securities convertible or exercisable into shares thereof.

(f) No option, security or other equity award convertible or exercisable into shares of the Company contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such option, security or other equity award upon the occurrence of any event or combination of events, including without limitation in the case where the Plan is not assumed in an acquisition. No share, option, security or other equity award convertible or exercisable into shares of the Company is subject to repurchase or redemption (contingent or otherwise) by the Company, its subsidiaries or its shareholders, and neither the Company nor any subsidiary or shareholder have repurchased or redeemed any of the Company’s shares, options, security or other equity awards. The Company has never adjusted or amended the exercise price or any other terms of any options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.

(g) The Company has not granted or agreed to grant registration rights and is not under any contractual obligation to register under the U.S. Securities Act of 1933 (together with the rules and regulations promulgated thereunder, all as amended, the “Securities Act”), any of its currently outstanding securities, securities that may hereafter be issued upon conversion thereof, or shares or other securities it may hereafter issue or grant.

(h) The Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its share capital.

2.3 Authorization. All corporate action on the part of the Company, its directors and shareholders, necessary for the authorization, execution and delivery of this Agreement, and the other agreements, instruments or documents entered into in connection with this Agreement and to which the Company is a party (collectively, the “Transaction Documents”) and for the performance of all obligations of the Company under the Transaction Documents in accordance with their terms has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by the Company, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.4 Valid Issuance of Shares. The Purchased Shares that may be issued to the Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, shall be duly and validly issued, fully paid, and non-assessable, issued in compliance with all applicable state securities laws, and free and clear of liens, pledges, charges, encumbrances or other restrictions on transfer of any kind (including, without limitation, preemptive rights), other than restrictions on transfer under this Agreement, the Company’s Articles of Association (or, upon Closing, the Restated Articles) and under applicable securities laws and other than liens or encumbrances created by or imposed on each Investor as to itself. The offer, sale and issuance of the Purchased Shares to be issued pursuant to this Agreement constitute transactions exempted from the registration requirements of Section 15 of the Securities Act and the Israeli Securities Law, 1968, as amended. The rights, privileges and preferences of the Purchased Shares are as stated in the Restated Articles, as may be amended from time to time in accordance with its terms.

2.5 No Conflict; Consents. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents do not and will not (a) result in any conflict with, or a breach or violation, with or without the passage of time and giving of notice, of any of the terms, conditions or provisions of, or give rise to rights to others (including rights of termination, cancellation or acceleration) under: (i) the Company’s Articles of Association, as in affect prior to the Closing; (ii) any judgment, injunction, order, writ, decree or ruling of any court or governmental authority, domestic or foreign, to which the Company is subject; (iii) any material contract or agreement, lease, license or commitment to which the Company is a party or by which it is bound; or (iv) any applicable law; (b) result in the creation of any lien, charge or encumbrance upon any asset of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company; or (c) require the consent, approval or authorization of, registration, qualification or filing with, or notice to any person or any federal, state, local or foreign governmental authority or regulatory authority or agency, on the part of the Company, which has not heretofore been obtained or made or will be obtained or made prior to Closing, except the filing of the Restated Articles and the other required notices specified in Sections 1.4 with the Israeli Registrar of Companies, each of which shall be made as soon as practicable following the Closing.

2.6 Directors; Officers. The directors, observers and officers of the Company are listed on Section 2.6 of the Disclosure Schedule. The Company has no agreement, obligation or commitment with respect to the election of any individual to its Board or to the right to nominate an observer to the Board, and, to the Company’s knowledge, there is no such agreement among the Company’s shareholders, except as stated in the Restated Articles. All agreements, commitments and understandings of the Company, whether written or oral, with respect to any compensation to be provided to any of the Company’s directors, observers or officers have been fully disclosed in writing to the Investor prior to the Closing.

2.7 Subsidiaries. The Company does not own or control, directly or indirectly, any interest or any other right in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

2.8 Compliance with Laws and Other Instruments. The Company is, and has been, in compliance, in all material respects, with all applicable laws (including export, import and other trade compliance laws). The Company has not received any written notice of or been charged with the violation of any law and, to Company’s knowledge, there is no threatened action or proceeding against the Company under any of such laws. The Company is not in violation of or default under (i) any provisions of its Articles of Association as in affect prior to the Closing, (ii) any order, writ, injunction, decree or judgment of any court or any governmental department, commission or agency, domestic or foreign, to which it is subject or by which it is bound. The Company has obtained all franchises, permits, licenses, consents and any similar authorizations that are material to its business as currently conducted and as currently proposed to be conducted under applicable law, and is in compliance, in all material respects, with such franchises, permits, licenses, consents and similar authorizations. None of the Company’s products, intellectual property or operations is subject to any restriction or limitation or requires a license or registration under applicable laws relating to marketing, export or import controls. Without limiting the generality of the foregoing, the Company has not and is not using or developing, or otherwise engaged in, encryption technology or other technology whose development, commercialization or export is restricted, and the conduct of the business as currently conducted and as currently proposed to be conducted does not require obtaining a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, or from the Israeli Ministry of Economy pursuant to the Law of Regulation of Security Exports, 2007.

2.9 Financial Statements; No Undisclosed Liabilities.

(a) The Company has made available to each Investor its audited financial statements for the fiscal year ended December 31, 2019, and its unaudited financial statements (including balance sheet, profit and loss and income statement and statement of cash flows, excluding notes thereto) as of June 30, 2020 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with the Israeli generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company (if applicable, on a consolidated basis), as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments that individually and in the aggregate are not material.

(b) The Company has no liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2019, which, individually and in the aggregate, do not exceed US$10,000; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations listed in Section 2.9 of the Disclosure Schedule.

(c) The Company is not a guarantor or indemnitor of any debt or obligation of another, nor has the Company given any loan, security or otherwise agreed to become liable for any obligation of any person. No person has given any guarantee of, or security for, any obligation of the Company. The Company did not extend any loans or advances to any person, other than advances for expenses to its employees in the ordinary course of business.

(d) The Company maintains a standard system of accounting established and administered in accordance with GAAP.

2.10 Absence of Certain Changes. Since December 31, 2019, except as set out in Section 2.9 and except as set out in Section 2.10 of the Disclosure Schedule, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except for changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c) any waiver or compromise by the Company of a valuable right or of a debt owed to it that, in each case, is material to the assets, properties, conditions (financial or otherwise), operating results or business of the Company, as currently conducted and as currently proposed to be conducted;

(d) any satisfaction or discharge of any lien, claim or encumbrance, or payment of any obligation by the Company, in each case except in the ordinary course of business and the satisfaction, discharge or payment of which would not be material to the assets, properties, conditions (financial or otherwise), operating results or business of the Company, as currently conducted and as currently proposed to be conducted;

(e) any resignation or termination of employment of any officer or key employee of the Company;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(g) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h) any declaration, setting aside, payment or other distribution in respect of any of the Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by the Company;

(i) any sale, assignment, lease of or transfer of any of the Company’s assets (whether tangible or intangible), except in the ordinary course of business;

(j) receipt of any notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(k) to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(l) any arrangement or commitment by the Company to do any of the things described in this Section 2.10.

2.11 Assets and Properties. The Company has good and marketable title to all of the tangible or personal properties and assets owned by the Company, which are material to the business of the Company as currently conducted and as currently proposed to be conducted, and such properties and assets are free and clear of all mortgages, deeds of trust, liens, pledges, charges, security interests, conditional sale agreement, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the tangible property and assets it leases, the Company is in compliance in all material respects with such leases and, to its knowledge, holds a valid leasehold or license interest free of any liens, pledges, charges, security interest, claims or encumbrances, other than those of the lessors of such property or assets. The Company does not own any real property.

2.13 Intellectual Property. Terms used but not otherwise defined in this Section 2.12 shall have the meaning set forth in Section (h) below.

(a) The Company owns or has the right to use, or can acquire on commercially reasonable terms, sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others, including without limitation the past and present employees and consultants and employers of the past and present employees and consultants of the Company, free and clear of all liens, charges, claims and restrictions. To the Company’s knowledge, no product or service marketed, sold or rendered (or proposed to be marketed, sold or rendered) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other person. Other than with respect to commercially available software products under standard end-user object code license agreements or agreements providing for confidentiality of information entered into in the ordinary course of business, the Company is not bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person. Other than non-exclusive license agreements in the Company’s standard form of license agreement, which form was provided to the Investor, and other than with respect to commercially available software products under standard end-user object code license agreements or agreements providing for confidentiality of information entered into in the ordinary course of business, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property. The Company is not obligated or under any liability whatsoever (contingent or otherwise) to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business as currently conducted and as currently proposed to be conducted. The Company has not received and is not aware of any communications alleging that the Company has violated or, by conducting Company’s business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, mask works or other proprietary rights or processes of any other person. To the Company’s knowledge, no person has violated or is violating the Company Intellectual Property owned by the Company. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

(b) Section 2.13 of the Disclosure Schedule is a complete list of all (i) patents, trademarks, service marks, trade names, copyrights, domain name, registration with respect to any of the Company Intellectual Property and any applications for and under any of the foregoing; and (ii) unregistered trademark.

(c) All of the Company’s employees and consultants, past and present, who were or are engaged in the development, invention, discovery, programming or design of any Company Intellectual Property, have entered into written agreements with the Company assigning to the Company all rights, title and interests in Company Intellectual Property developed, invented, programmed, designed, conceived or reduced to practice (either alone or jointly with others) in the course of their employment or engagement, as the case may be, or that relate to the Company’s business as currently conducted and as currently proposed to be conducted, and explicitly waiving all non-assignable rights (including moral rights) and rights to receive royalties or compensation in connection therewith (including, without limitation, under Section 134 of the Israeli Patent Law, 1967). Any and all Company Intellectual Property which has been, is currently being or will be developed by any employee or consultant of the Company is and shall be the sole property of the Company. The Company has taken all required security measures to protect the secrecy, confidentiality and value of all the Company Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates and, to the Company’s knowledge, there has been no breach of security of the Company’s systems involving any such information. To the Company’s knowledge, it will not be necessary to use any of the developments, ideas, inventions, trade secrets, proprietary information or other intellectual property of any of its employees or consultants made prior to their employment or engagement by the Company.

(d) No funding or grants from, or facilities of, a governmental body or institution, university, college or other academic or educational institution or research center, or organization whose primary purpose is to create or foster the creation of Open Source Software (as defined below) (or any affiliate of any of the foregoing), was used by the Company or on its behalf, or by any of its founders prior to the incorporation of the Company, in the development of the Company Intellectual Property. Other than as set forth in Section 2.13(d) of the Disclosure Schedule, to the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, who is or was involved in, or who is contributing or contributed to the creation or development of any Company Intellectual Property is or has performed services for or otherwise is or was under restrictions resulting from his or her relations with any government, university, college or other academic or educational institution or research center, or organization whose primary purpose is to create or foster the creation of Open Source during the time such employee, consultant or independent contractor is or was so involved in, or contributing to the creation or development of any Company Intellectual Property.

(e) All of the rights, title and interests in the Company Intellectual Property that was developed, invented, programmed, designed, conceived or reduced to practice by Julien Azoulay (the “Founder”) (either alone or jointly with others) prior to, upon or with a view of the incorporation of the Company, if any (“Founder IP”) was duly, fully and irrevocably assigned by the Founder to the Company upon or in connection with the incorporation of the Company, free and clear of any liens, charges, claims and restrictions, and, to the extent already required, all declarations and documents required by the various patent offices in the countries in which the Company Intellectual Property was registered in order to register such assignments have been duly executed, submitted, approved and registered. The Founder is the sole inventor and developer of the Founder IP (including the inventions, methods and devices described and claimed in the patents which are part of such Founders IP, if any) without any contribution, assistance, participation or alleged rights of any third party. Neither the Founder nor, to the Company’s knowledge, any other person has any further interest in or rights to any of the Founder IP. During the period in which the Founder was developing the Founder IP, the Founder was not employed or engaged by any third party. The Founder is not and was never employed by, engaged with or a staff member of any governmental body or institution, university, college or other academic or educational institution or research center, or organization whose primary purpose is to create or foster the creation of Open Source Software.

(f) All use and distribution of the Company’s products and services and any Open Source Software by or on behalf of the Company is in compliance, in all material respects, with Open Source Software licenses applicable thereto, including without limitation all copyright notice and attribution requirements. The Company has not embedded, incorporated, bundled, linked to, used or distributed any Open Source Software in connection with any of its products or services that are available to any third party or otherwise in development in any manner that would restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company’s products, services or any portion thereof, or any other Company Intellectual Property (other than the Open Source Software itself) to be disclosed or distributed in source code form or to be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company’s products, services or any portion thereof, or any other Company Intellectual Property; (3) the creation of any obligation for the Company with respect to Company’s products, services or any portion thereof, or any other Company Intellectual Property, or the grant to any third party of any rights or immunities under Company Intellectual Property owned by the Company; or (4) any other limitation, restriction or condition on the right of the Company with respect to its use, distribution or rendering of any Company’s products, services or any portion thereof, or any other Company Intellectual Property.

(g) No source code of any of the Company’s proprietary software has been licensed (as such) or otherwise provided or disclosed to another person or entity, and the Company does not have any duty or obligation (whether present, contingent, or otherwise) to license (as such) or otherwise provide the source code for any of the Company’s proprietary software to any person.

(h) Definitions. The following terms used in this Agreement shall have the meanings set forth below:

“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, know-how, inventions, designs, works of authorship, computer programs and technical data, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses and rights in, to and under any of the foregoing, in any and all such cases that are owned or used by and, to the Company’s knowledge, as are necessary for the Company in the conduct of the Company’s business as currently conducted and as currently proposed to be conducted.

“knowledge”, including the phrase “to the Company’s knowledge” (or similar phrases), when used in this Section 2.13 (Intellectual Property) shall mean the actual knowledge of the Company, without conducting any patent search, freedom to operate, infringement, or any similar search.

“Open Source Software” shall mean all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), Affero GPL, GNU Lesser General Public License (LGPL), Library General Public License, Lesser General Public License, Mozilla Public License (MPL), Eclipse Public License (EPL), Common Development and Distribution License, BSD licenses, the Artistic License and the Apache License), Berkeley Software Distribution license, Open Source Initiative license, MIT, and/or Public Domain licenses, freeware type licenses or other distribution model described by the Open Source Initiative at www.opensource.org).

2.15 Data Privacy. In connection with its collection, storage, transfer (including, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (including, information that alone or in combination with other information can be used to specifically identify a person or any financial services data collected or used by the Company) (collectively “Personal Information”), in any manner (including, through internet websites or (if applicable) mobile applications owned, maintained or operated by the Company (“Company Sites”), through any products or services provided to customers of the Company, or maintained by third parties having authorized access to such information), the Company has not yet taken any specific actions and following the Closing will conduct a thorough review of all actions required in order to ensure compliance, in all material respects, with all applicable laws in all relevant jurisdictions. No action, claim, proceeding, compliant, inquiry, audit or investigation is pending or, to the Company’s knowledge, threatened against the Company, the Founder or any of its officers, directors, or employees (in their capacity as such) by any private party or any governmental authority, foreign or domestic, with respect to Personal Information. There has been no loss, unauthorized access to or other misuse by or on behalf of the Company of such Personal Information, and, to the knowledge of the Company, no third party misused any Personal Information collected by the Company.

2.16 Material Agreements.

(a) Section 2.16(a) of the Disclosure Schedule contains a true and complete list of all material contracts, agreements, instruments, transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound, including the following (each, a “Material Agreement”), true and correct copies of which have been made available to the Investor:

(i) any obligations (contingent or otherwise) of, or payments to, the Company in excess of US$ 10,000 individually or in the aggregate;

(ii) any license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company (other than non-exclusive licenses from the Company entered into in the ordinary course of business, or commercially available software products under standard end-user object code license agreements licensed to the Company);

(iii) any grant of rights to manufacture, produce or assemble the Company’s products to any other person;

(iv) any agreement granting any other person the right to market, distribute or resell (including as an OEM or value-added reseller) any of the Company’s technology, products or services;

(v) any covenants, restrictions or limitations on the Company’s right to do business (including, the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products or services) or compete in any area, field or geography with any person (including any exclusivity with respect to any geographic territory, any customer, or any product or service), or any agreement providing any person a right of first notification, right of first offer, right of first refusal or exclusivity in case of a sale (or offer to sell) the Company or any of its shares or assets or with respect to the provision of services or products to the Company;

(vi) any indemnification by the Company with respect to infringements of proprietary rights (other than non-exclusive licenses from the Company entered into in the ordinary course of business);

(vii) any joint development agreement, joint venture agreement, collaboration agreement, strategic alliance agreement or agreement involving the sharing of profits, losses, costs or liabilities with any other person;

(viii) any lien, charge, pledge or other encumbrance on the Company’s assets, properties or rights;

(ix) any agreement for the sale, exchange or other disposition of any of the assets or rights of the Company to any person, or of any person by the Company, other than the sale of inventory in the ordinary course of business;

(x) any agreement which is otherwise material to the Company; or

(xi) any proposed offer, arrangement or commitment by the Company to enter into or effect any of the foregoing agreements in this Section 2.15(a).

(b) The Material Agreements are valid, binding and in full force and effect, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Neither the Company nor, to the Company’s knowledge, any other party thereto, is in breach of any Material Agreement. No party to any Material Agreement has made a written claim to the Company to the effect that the Company has failed to perform any material obligation thereunder, nor has any such party notified the Company of an intention to terminate, or not to renew, any such contract or agreement.

2.17 Labor Matters.

(a) True, correct and complete copies of all employment or consulting contracts, deferred compensation agreements, bonus, incentive, profit-sharing, deferred compensation, pension or severance plans, and other like benefits (whether on retirement, death or termination or during periods of sickness or disability), currently in force and effect for the benefit of any current or former officer, director, employee or consultant of the Company (or for the benefit of the dependents of any such person), as well as a description of any policy, practice, or custom currently in force and effect, have been made available to the Investor. The Company does not currently operate any share or equity incentive plan for the benefit of any of its officers, directors, employees or contractors, other than the Plan. Other than as required by applicable law, the Company has no agreement, policy, custom, practice, plan or program for the payment of any form of severance or other payments in connection with the termination of employment services.

(b) Each officer and key employee of the Company (other than directors, who are not employees of the Company) is currently devoting one hundred percent (100%) of his or her business time to the conduct of the business of the Company, and the Company is not aware of any other officer or key employee of the Company planning to work less than full-time at the Company in the near future.

(c) The Company has no employment agreement or engagement with any officer, employee or consultant, which is not terminable by it at will without liability, upon up to 30 days prior notice. No key employee of the Company has been dismissed or has given notice of termination of his/her employment in the last 12 months period preceding the date of this Agreement, nor to the Company’s best knowledge, do any of the officer or key employees of the Company have at present any intention to terminate his or her employment agreement.

(d) The Company has complied, in all material respects, with all applicable employment laws, policies, procedures and agreements relating to employment, and terms and conditions of employment. The Company has paid in full to all of its respective employees and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees or consultants on or prior to the date of this Agreement. The Company has complied in all material respects with the applicable laws relating to the proper withholding and remittance to the proper tax and other authorities of all sums required to be withheld from employees or persons deemed to be employees under applicable laws. To the Company’s knowledge, all persons classified by the Company as consultants or contractors thereof are correctly classified as such and not as employees for any purpose. All Company’s employees are subject to Section 14 Arrangement under the Israeli Severance Pay Law, 1963 from the commencement date of their employment and on the basis of their entire salary. The Company’s liability for any obligations to pay any amount of severance payment, pension, accrued vacation, and other social benefits and contributions, under applicable law or contract, or any other payment of substantially the same nature, is fully funded by deposit of funds in severance funds, pension funds, managers insurance policies or provident funds (and if not required to be so funded) adequate provisions have been made in the Company’s Financial Statements;

(e) To the Company’s knowledge, no employee of the Company nor any consultant with whom the Company has contracted, is in violation of any material term of any employment or engagement contract, assignment agreement, non competition agreement, restrictive covenant or any other contract or agreement, or is subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s or consultant’s ability to promote the interest of the Company or to comply with its obligations to the Company (including the obligation to assign intellectual property rights) or that would conflict with the Company’s business, and the continued employment or engagement of such employee or consultant by the Company will not result in any such material violation. The Company has not received any notice alleging that any such violation has occurred.

(f) The Company is not a party to, bound by or subject to, and no employee of the Company benefits from, any collective bargaining agreement, collective labor agreement, extension orders (tzavei harchava) (other than extension orders that apply to all employees in Israel generally), or other contract or arrangement with a labor union, trade union or other organization or body, to provide benefits or working conditions beyond the minimum benefits and working conditions required by applicable law. No labor union has requested or has sought to represent any of the employees, representatives or agents of the Company, nor is the Company aware of any labor organization activity involving its employees. There is no strike or other labor dispute involving the Company pending or, to the Company’s knowledge, threatened.

2.18 Taxes. Subject to the provisions of Section 2.18 of the Disclosure Schedule,

(a) The Company has duly and timely filed all tax returns and reports (including information returns and reports) as required by applicable law. Each such return or report was true and complete in all material respects when filed. None of such returns or reports has been audited by any taxing authority and the Company has not been advised that any of such returns or reports will be audited. There is no pending (or threatened by written notice delivered to the Company prior to the date hereof) dispute, examination, audit, claim or other action concerning any tax or tax return of the Company claimed or raised by any tax authority. Any and all taxes and other charges due by the Company to any local or foreign tax authorities (including, without limitation, those due in respect of the properties, income, franchises, licenses, sales or payrolls) have been timely paid. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. The Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business. The Company has made adequate provisions on the Financial Statements and its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for the applicable period thereof. The Company is not and have never been subject to tax in any country other than its jurisdiction of incorporation by virtue of being treated as a resident of or having a permanent establishment or other place of business in that country, and no claim has ever been made by a tax authority in a jurisdiction where the Company does not file tax returns that it is or may be subject to taxation by that jurisdiction.

(b) The Company has not made any elections pursuant to the Israeli Income Tax Ordinance [New Version], 1961 (together with the regulations promulgated thereunder, as amended, the “ITO”). The Company is not subject to any tax ruling nor has it ever applied to receive any tax determination or ruling.

(c) All related party transactions or agreements to which the Company is a party (including, intercompany agreements) comply with transfer pricing rules and regulations under applicable law (including, Section 85A of the ITO).

(d) The Plan has received a favorable determination or approval letter from, or is otherwise approved by, the Israeli Tax Authority in accordance with Section 102(b)(2) of the ITO. All options purported to be granted and shares purported to be issued under Section 102(b)(2) of the ITO were and are in compliance with the applicable requirements of Section 102(b)(2) of the ITO (and any written requirements, regulations and rules promulgated thereunder).

2.19 Governmental Grants. The Company has not applied, obtained or received any grant, loan, incentives, benefits (including tax benefits), subsidies or other assistance from any governmental or regulatory authority or any agency, or any international or bilateral fund, institute or organization or public entities or authorities, including, from the Investment Center of the Ministry of Economy and Industry of the State of Israel or the National Authority for Technological Innovation (previously known as the Office of the Chief Scientist of Israel’s Ministry of Economy), nor is the Company an “approved enterprise”, “benefited enterprise” or “preferred enterprise” within the meaning of the Israeli Encouragement of Capital Investments Law, 1959.

2.20 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or, to the Company’s knowledge, investigation pending, or, to the Company’s knowledge, currently threatened against the Company, any of its properties, or any Founder, officer, director or employee of the Company, including, without limitation, arising out of their employment or board relationship with the Company or in their capacity as such, or that questions the validity of the Transaction Documents or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Documents. Neither the Company nor, to the Company’s knowledge, any of its officers, directors, consultants or employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or, to the Company’s knowledge, threatened (or any basis therefor known to the Company) involving the prior engagement of any of the Company’s employees or the Founders, their services provided in connection with the Company’s business, any information or technologies allegedly proprietary to any of their former employers or their obligations under any agreements with former employers.

2.21 Related-Party Transactions. Except as listed in Section 2.21 of the Disclosure Schedule, No Founder, employee, shareholder, officer, or director of the Company, nor members of their immediate family or affiliates of any of the foregoing: (i) is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than advances for employees’ expense reimbursement in the ordinary course of business); (ii) to the Company’s knowledge, has any direct or indirect interest in any contract, arrangement or proposed transaction with the Company or its affiliates which is material to the Company or its business (other than employment relations disclosed to Investor hereunder); or (iii) to the Company’s knowledge, has any direct or indirect ownership interest in any contract with the Company, or in any firm, corporation or business with which the Company is affiliated or with which the Company has a business relationship, or that competes with the Company, except for passive ownership of less than one percent (1%) of the issued and outstanding share capital of any such publicly traded company.

2.22 Corporate Books. The Articles of Association of the Company as in effect immediately prior to the Closing are in the form provided to Investor. The Company has provided to the Investor accurate and complete copies of the minutes of all meetings, or written consents in lieu thereof, of directors (and any committee thereof) and shareholders since its incorporation, reflecting, in all material respects, resolutions passed, enacted, consented to or adopted thereby. The corporate records of the Company have been maintained, in all material respects, in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

2.23 Insurance. The Company has no insurance policies, and intends to obtain required insurance policies which are reasonably sufficient in amount (subject to reasonable deductions) following the Closing to allow it to replace any of its properties that might be damaged or destroyed and to insure the risks associated with its business and affairs.

2.24 No Corrupt Practices. Neither the Company nor any officer, director, employee or agent purporting to act on its behalf has, directly or indirectly: (i) made, offered to make, provided or paid any unlawful contributions, gifts, entertainment or other unlawful expenses to any local or foreign official, political party or official thereof or candidate for political office, or failed to disclose fully any such contributions in violation of any applicable laws; (ii) made, or offered to make, any payment to any local, state, federal or any other type of governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable laws (including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended); (iii) made, or offered to make, any payment to any agent, employee, officer or director of any entity with which the Company does business for the purpose of influencing such agent, employee, officer or director to do business with the Company; (iv) engaged in any transactions, maintained any bank account or used any corporate funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company; or (v) made, or offered to make, any payment in the nature of criminal bribery or any other payment in violation of any applicable law. Neither the Company, nor, to the Company’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any anti-corruption laws.

2.25 Brokers and Finders. The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement. No commission or compensation in the nature of a finders’ fee shall be payable by the Company or any of its officers, employees or representatives, in their capacities as such, in connection with the transactions contemplated by this Agreement.

2.26 Disclosure. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Investor at the Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

The Investor hereby represents and warrants, with respect to itself only, that the following representations are true, correct and complete as of the date hereof and as of the Closing (as if made on the Closing Date); except, in each case, as to such representations and warranties that address matters as of a particular date, which are given only as of such date:

3.1 Authorization; Organization. The Investor is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction in which it has been incorporated and has full power and authority to enter into the Transaction Documents. The Transaction Documents to which the Investor is a party, when executed and delivered by the Investor, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2 No Conflict; Consents. The execution, delivery and performance by the Investor of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by such Transaction Documents do not and will not (a) result in any conflict with, or a breach or violation, with or without the passage of time and giving of notice, of any of the terms, conditions or provisions of, or give rise to rights to others (including rights of termination, cancellation or acceleration) under: (i) the governing documents of the Investor; (ii) any judgment, injunction, order, writ, decree or ruling of any court or governmental authority, domestic or foreign, to which the Investor is subject; (iii) any material contract or agreement, lease, license or commitment to which the Investor is a party or by which it is bound; (iv) any applicable law; or (b) require the consent, approval or authorization of, registration, qualification or filing with, or notice to any person or any federal, state, local or foreign governmental authority or regulatory authority or agency, on the part of the Investor, which has not heretofore been obtained or made or will be obtained or made prior to Closing.

3.3 Purchase Entirely for Own Account. The Purchased Shares will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor does not presently have any contract, undertaking, agreement or arrangement to sell, transfer or grant participation rights to any person with respect to any of the Purchased Shares. The Investor has not been formed for the specific purpose of acquiring the Purchased Shares.

3.4 Disclosure of Information. The Investor has had an opportunity to discuss the Company’s business, operations, properties, prospects, technology, plans, management, financial affairs and the terms and conditions of the offering of the Purchased Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit, modify or qualify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon. The Investor acknowledges that any projections provided (if any) by the Company are uncertain in nature, and that some or all of the assumptions underlying such projections may not materialize or will vary significantly from actual results.

3.5 Investment Experience; Accredited Investor; Non-U.S. Person. The Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating and understanding the merits and risks of the investment in the Purchased Shares.

3.6 Restricted Securities. The Purchased Shares have not been and will not be registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Investor is aware that the Company is under no obligation to effect any such registration or to file for or comply with any exemption from registration. The sale and issuance of the Purchased Shares have not been registered under the Securities Act by reason of a specific exemption from registration which depends upon, among other things, the accuracy of the Investor’s representations as expressed herein.

4. CONDITIONS OF INVESTOR’S OBLIGATIONS AT CLOSING.

The obligations of the Investor to purchase the Purchased Shares at the Closing are subject to the fulfillment on or before the Closing of each of the following conditions, unless otherwise waived in writing by the Investor:

4.1 Representations and Warranties. The representations and warranties of the contained in Section 2 shall have been true in all respects on and as if made as of the Closing.

4.2 Performance. The Company shall have performed and complied, in all respects, with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3 Delivery of Documents. All of the documents to be delivered by the Company pursuant to Section 1.6, shall have been in a form as attached to this Agreement, or, if not attached, in a form and substance satisfactory to the Investor and shall have been delivered to the Investor.

4.4 Receipt of Consents. The Company shall have been obtained at or prior to the Closing Date all consents required to consummate the transactions herein.

4.5 Absence of Adverse Changes. There shall not have occurred any event, change, effect, condition or circumstance that, when taken individually or together with any other events, changes, effects, conditions or circumstances, is or is reasonably likely to be adverse to the business, assets, properties, operations, results of operations or financial condition of the Company.

4.6 Restated Articles. The Restated Articles shall have been duly adopted.

4.7 Option Pool. The ESOP Pool shall have been duly reserved prior to the Closing.

5. CONDITIONS OF THE COMPANY’S OBLIGATIONS AT CLOSING.

The obligations of the Company to the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, unless otherwise waived in writing by the Company:

5.1 Representations and Warranties. The representations and warranties contained in Section 4 shall have been true in all respects on and as if made as of the Closing.

5.2 Payment of Purchase Price. The Investor shall have delivered to the Company the Investor’s respective portion of the Purchase Price for the Purchased Shares issued to the Investor at the Closing.

6. AFFIRMATIVE COVENANTS BY THE COMPANY.

6.1 Use of Proceeds. The Company will use the Purchase Price for general working capital purposes substantially in accordance with the Budget, attached hereto as Exhibit E, as may be amended from time to time by the Board.

6.2 Directors and Officers Insurance. Within thirty (30) days from the Closing, the Company shall purchase a directors and officers liability insurance policy in an amount of at least US$2,500,000 and upon other terms acceptable to the Investor.

6.3 Additional Engagements. Within thirty (30) days from the Closing, the Company shall conclude and enter into the following agreements:

(a) The Company and a company held by Eli Uzan and others (the “Management Company”) shall enter into a management services agreement, pursuant to which the Management Company will provide management services in consideration for a monthly fee of NIS 50,000 plus VAT (the “Consideration”) (the “Services Agreement”). In the event that the Company will terminate the Services Agreement at any time prior to the end of 3 (three) years from Closing (the “Minimum Term”), then, (i) if at that time the Company shall have met its Budgetary Objective (as defined below) for such moment in time, then, it will pay to the Management Company an amount of money equal to the Consideration due during a period of 3 years, and (ii) if at that time the Company shall not have met its Budgetary Objective for such moment in time, then, it will pay to the Management Company an amount of money equal to the Consideration due during a period of 1 (one) year. The “Budgetary Objective” shall be a 10% or more increase in the EBITDA compared to the former year, starting on 2021.

(b) The Company and Screenz Cross Media Ltd. Shall enter into a commercial agreement, based on the principles set out in Schedule 6.3(b).

6.4 Filing with the Israeli Registrar of Companies. As soon as possible following the Closing, and in any event no later than 14 days following the Closing, the Company shall file all required notices set forth in Section 1.6(a)(vii) with the Israeli Registrar of Companies, including, to the extent required, a translation of the Restated Articles into Hebrew certificated by an officer of the Company as required by the Companies Law and any regulations promulgated thereunder.

6.5 Accounting. The accountants and auditors of the Company shall be any firm selected by the Investor, in its sole discretion. The Company will maintain at its main office a system of accounting established and administered in accordance with GAAP consistently applied, which true records and books of account will be made of all dealings or transactions relating to the affairs of the Company. To the extent that as a result of the requirements under this Section 6.5, the Company incurs expenses that are greater than US$ 30,000 (the “Additional Expenses”), at the end of each fiscal year, and subject to the provision by the Company of credible evidence and calculations, the Investor shall reimburse the Company for such Additional Expenses.

7. INDEMNIFICATION.

7.1 Effectiveness; Survival.

(a) The Investor has the right to fully rely upon all representations, warranties and covenants of the Company (as applicable, severally and not jointly, the “Indemnitor”) contained in or made pursuant to this Agreement and in the schedules attached hereto. Unless otherwise set forth in this Agreement, the representations and warranties of the Company contained in or made pursuant to this Agreement shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Investor.

(b) The representations and warranties of the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing until the earlier of: (1) in case of Section 2.13 (Intellectual Property), until the 36th months anniversary of the Closing Date; (2) in case of Sections 2.1 (Organization), 2.2 (Capitalization), 2.3 (Authorization), 2.4 (Valid Issuance of Shares) and 2.5 (No Conflict; Consents) (the representations and warranties referred to in this clause (2), collectively, the “Fundamental Representations”), until the expiration of the applicable statute of limitation period; and (3) other than as set forth in clause (1) and (2) above, the 24th months anniversary of the Closing Date; in each case, with respect to any theretofore un-asserted claims as set forth in clause (c) below;

provided, however, that no limitation shall apply to breach of any representation or warranty which constitutes fraud or willful misrepresentation by the Company (“Fraud”). The applicable survival period shall be referred to, as applicable, as the “Claims Period”.

(c) Except for Fraud, the Company shall not have any liability with respect to any breach of representation and warranty, unless a claim is made hereunder prior to the expiration of the Claims Period for such representation and warranty, in which case such representation and warranty shall survive as to that claim until the claim has been finally resolved.

(d) It is the intention of the parties hereto that the Claims Periods supersede any statute of limitations applicable to the representations and warranties, and this Section 7.1 constitutes a separate written legally binding agreement among the parties hereto in accordance with the provisions of Section 19 of the Israeli Limitation Law, 1958.

7.2 Indemnification.

(a) Indemnifiable Losses. The Indemnitor shall indemnify the Investor (including its directors and officers) (each, an “Indemnitee”) against, and hold each Indemnitee harmless from all claims, actions, suits, settlements, damages, expenses (including, reasonable legal costs and expenses), losses, or costs sustained or incurred by such Indemnitees (collectively, “Losses”) resulting from, or arising out of, a breach or misrepresentations of any the Indemnitor’s representations, warranties or covenants made in this Agreement, subject to the limitations in this Section 7.

(b) Limitations. The Indemnitee’s right for indemnification hereunder is subject to the following conditions and limitations, notwithstanding anything to the contrary in this Agreement, but in to any other limitation or condition contained herein; provided, however, no limitation shall apply to Fraud:

(i) The Indemnitor’s liability shall be limited to direct damages only of the Indemnitees.

(ii) Other than in respect of the Fundamental Representations, no Indemnitor shall be liable for any Loss, unless and until the aggregate of Losses equal or exceeds US$20,000, in which case indemnification shall be made from the first dollar amount.

(iii) The Indemnitor’s liability shall be limited with respect to the Investor to the sum of the Purchase Price.

(c) Claims Notice; Third Party Claims. In the event that an Indemnitee wishes to assert a claim for indemnification hereunder it shall give the Indemnitor a prompt written notice thereof (a “Claims Notice”), which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based and thereafter keep the Indemnitor informed, in all material respects, with respect thereto. In the event that such Claims Notice results from a third party claim against the Indemnitee, such Indemnitee shall promptly upon becoming aware of the commencement of proceedings by such third party provide the Indemnitor with the Claims Notice and the Indemnitor shall have the right to assume the defense thereof (at Indemnitor’s expense) with counsel mutually satisfactory to the parties; provided, however, that the Indemnitees shall have the right to retain their own counsel, at the reasonable expense of the Indemnitor, and within the indemnification limitations herein, if representation of all parties by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the parties in such proceeding. Failure of the Indemnitees to give prompt notice or to keep it informed, as provided herein, shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is actually and materially prejudiced by such failure. The Indemnitor shall not be liable nor shall it be required to indemnify or hold harmless the Indemnitee in connection with any settlement effected without its consent in writing, which shall not be unreasonably withheld or delayed.

(d) Notwithstanding the forgoing, in the event that as a result of a breach by the Company of any of the representations and warranties set forth in Sections 2.2 or 2.4 above, in a manner that the percentage holdings of the Investors in the Company as of immediately after the Closing shall be lower than the percentage they would have been entitled to pursuant to this Agreement had such breach not occurred (i.e. to the extent that as a result of a breach of the representations and warranties set forth in Sections 2.2 or 2.4 the Company is obligated to issue additional shares or convertible securities) (a “Dilution”), then, in lieu of the indemnification pursuant to Section 7, the Investors shall be issued by the Company additional Ordinary Shares for no additional consideration, in such amount that following the issuance thereof, each Investor’s percentage ownership in the Company, on a Fully Diluted Basis, shall be equal to its percentage ownership immediately prior to such Dilution.

(e) Notwithstanding the forgoing, the Investor may elect, in its sole discretion, in lieu of the indemnification pursuant to Section 7, to receive such additional number of Ordinary Shares, for no additional consideration, as is determined by dividing the amount of Losses by the Fair Market Value (as defined and to be determined as set forth below).

The “Fair Market Value” of one Ordinary Share at the time of payment shall be determined by Investor and the Company (by decision of the directors of the Company excluding the Medigus Directors); provided, however, that if the Investor and the Company cannot agree on the fair market value of the Ordinary Shares, the fair market value shall be determined by calculating the average ratio of the market cap to EBIDTA (as published on the then most-recent annual audited financial statements) of two public companies in the industry of the Company (which, unless otherwise mutually agreed by Investor and the Company, shall be Live Nation Worldwide, Inc. and CTS Eventim AG) and multiplying such ration by the Company’s EBIDTA (as published on the then most-recent annual audited financial statements of the Company).

(f) Sole Remedy. The indemnification provided by the Indemnitor hereunder and the enforcement of such indemnification shall be the exclusive remedy available to the Indemnitees under this Agreement, other than for Fraud; provided that this provision does not limit the right to seek specific performance, a restraining order or injunctive relief with respect to any provision of this Agreement.

8. MISCELLANEOUS.

8.1 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

8.2 Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Restated Articles and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among any of the parties hereto, with respect to the subject matter hereof (with no concession being made as to the existence of any such prior agreements or understandings).

8.3 Amendment; Waiver. Except as explicitly set forth herein, any term of this Agreement may be amended only with the written consent of the Company, and the Investor. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only by the prior written consent of the party against which enforcement of such waiver shall be sought. Any amendment or waiver effected in accordance with this Section 8.3 shall be binding upon the Investor and the Company.

8.4 Assignment; Successors and Assigns. None of the rights, privileges or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Investor, without the prior written consent of the Company; except that no such consent shall be required after the Closing in case of an assignment of this Agreement along with the transfer of Purchased Shares from the Investor to the Investor’s Permitted Transferee (as is defined in the Restated Articles) and the assumption in writing by such Permitted Transferee of the representations, warranties, covenants and obligations arising under this Agreement, as the Investor hereunder. In such case, the Investor and the Permitted Transferee shall deliver to the Company a notice, in a form reasonably acceptable to the Company, notifying and representing to the Company the foregoing. The Company shall be permitted to assign this Agreement or any and all of its rights, privileges or obligations set forth in, arising under, or created by this Agreement to its successors and assigns (including to a purchaser, successor or assignor of all or substantially all of its assets) after the Closing, subject to the assumption by such successors and assigns of this Agreement or any and all of its rights, privileges or obligations hereunder. Subject to the foregoing, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with to the laws of the State of Israel, disregarding its conflict of laws rules. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court located in Tel Aviv-Jaffa, Israel and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court. Each of the parties hereto (i) consents to submit itself to the exclusive jurisdiction of the abovementioned courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from the abovementioned court, (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the abovementioned court, and (iv) irrevocably consents to service of process in the manner provided by Section 8.6 or as otherwise provided by applicable law.

8.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) when delivered, if sent by personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile (with electronic conformation of delivery) on a business day and during normal business hours of the recipient, and otherwise on the first business day in the place of recipient, (iii) five (5) business days after having been sent, if sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with an internationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written confirmation of receipt. All communications shall be sent to the respective parties at their address or contact details as set forth below, or to such address or contact details as subsequently modified by written notice given in accordance with this Section 8.6, or, in the case of the Investor, as used for purposes of sending shareholders’ notices by the Company.

If to the Company:	Eventer Technologies Ltd.
Attention: Eli Uzan, Director
Telephone: 054-314-4558
E-mail: eli@scrnz.com

If to the Investor:	as set forth on Exhibit A

8.7 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

8.8 Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise, the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety, and not to any particular provision hereof, and all references herein to Sections shall be construed to refer to Sections to this Agreement. Reference to “governmental authorities” (or similar terms) shall include any: (a) nation, principality, state, commonwealth, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental, quasi-governmental or regulatory body of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, organization, unit, or body, or (d) court, public or private arbitrator or other public tribunal. Reference to a “person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental authority or other entity, including, any party to this Agreement. Any reference to a “day” or a number of days (without explicit reference to “business days”) shall be interpreted as a reference to a calendar day or number of calendar days, and if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action may be deferred until the first business day thereafter (where “business day” shall mean any day on which banking institutions in Tel-Aviv-Jaffa, Israel are generally open to the public for conducting business and are not required by law to close). For the purposes of this Agreement, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person, or such person and its affiliates (including persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts indicated herein.

8.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be enforceable in accordance with its terms and interpreted so as to give effect, to the fullest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision.

8.10 Counterparts. This Agreement and any Transaction Document may be executed in one or more counterparts, all of which together shall constitute one and the same instrument, binding and enforceable against the parties so executing the same; it being understood that all parties need not sign the same counterpart. Counterparts may also be delivered by facsimile or email transmission (in pdf format or the like, or signed with docusign, e-sign or any similar form of signature by electronic means) and any counterpart so delivered shall be sufficient to bind the parties to this Agreement or any other Transaction Document, as an original.

- Signature Pages Follow -

IN WITNESS WHEREOF, the parties have executed this SHARE PURCHASE AGREEMENT to be executed as of the date first written above.

COMPANY:

Eventer Technologies Ltd.

By:	/s/ Eli Uzan
Name:	Eli Uzan
Title:	Chairman

By:	/s/ Julien Azoulay
Name:	Julien Azoulay
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this SHARE PURCHASE AGREEMENT as of the date first written above.

INVESTOR:

Medigus Ltd.

By:	/s/ Eli Yoresh
Name:	Eli Yoresh
Title:	Chairman

By:	/s/ Liron Carmel
Name:	Liron Carmel
Title:	Chief Executive Officer

Exhibit A

Investor and Purchased Shares at the Closing

Name of Investor	Contact Details	Investment Amount		Purchased Shares
Medigus Ltd.	Omer Industrial Park, No. 7A, P.O Box 3030, Omer 8496500, Israel Attention: Liron Carmel Telephone: +972-72-260-2200 Email: liron.carmel@medigus.com With a mandatory copy (which shall not constitute notice) to: Meitar Law Offices Attention: Dr. Shachar Hadar, Adv. Telephone: 03-610-3961 Facsimile: 03-610-3111 Email: shacharh@meitar.com	US$	750,000	325,270

Exhibit B

Capitalization Table

[***]

Exhibit C

Restated Articles

[***]

Exhibit D

Share Exchange Option Agreement

[***]

Schedule 1.1

Adjustment

[***]

Schedule 1.4

Milestone Conditions

[***]

Schedule 1.5(a)(i)

Board Action

[***]

Schedule1.5(a)(ii)

Shareholders Action

[***]

Schedule 1.5(a)(v)

Share Certificate Form

[***]

Schedule 1.5(a)(vi)

Shareholders Register

[***]

Schedule 1.5(a)(vii)

Registrar of Companies Notices

[***]

Schedule 1.5(a)(xi)

Indemnification Agreement

[***]

Schedule 1.5(a)(xi)

Information Rights Agreement

[***]

Schedule 1.5(a)(xii)

Officer’s Certificate

[***]

Schedule 1.5(a)(xiii)

Revolving Promissory Note

[***]

Schedule 6.3(b)

Principles of Engagement with Screenz Cross Media

[***]